Exhibit 99.1

News Release

Contact:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS RECORD 2005 NET INCOME

EARNINGS SUMMARY							Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q05 vs	4Q05 vs	Full Year	Full Year	Percent
	2005	2005	2004	3Q05	4Q04	2005	2004	Change

Net income	$1,143	$1,154	$1,056	(1.0)	8.2	$4,489	$4,167	7.7
Earnings per share (diluted)	0.62	0.62	0.56	—	10.7	2.42	2.18	11.0

Return on average assets (%)	2.18	2.23	2.16			2.21	2.17
Return on average equity (%)	22.6	22.8	21.2			22.5	21.4
Efficiency ratio (%)	43.3	43.8	48.5			44.3	45.3
Tangible efficiency ratio (%)*	40.9	40.0	43.6			40.8	41.0

Dividends declared per share	$0.33	$0.30	$0.30	10.0	10.0	$1.23	$1.02	20.6
Book value per share (period-end)	11.07	10.93	10.52	1.3	5.2
Net interest margin (%)	3.88	3.95	4.20			3.97	4.25

*	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, January 17, 2006 — U.S. Bancorp (NYSE: USB) today reported net income of $1,143 million for the fourth quarter of 2005, compared with $1,056 million for the fourth quarter of 2004. Net income of $.62 per diluted share in the fourth quarter of 2005 was higher than the same period of 2004 by $.06 (10.7 percent). Return on average assets and return on average equity were 2.18 percent and 22.6 percent, respectively, for the fourth quarter of 2005, compared with returns of 2.16 percent and 21.2 percent, respectively, for the fourth quarter of 2004.
     U.S. Bancorp Chairman and Chief Executive Officer Jerry A. Grundhofer said, “Our 2005 results demonstrated our ability to execute and deliver on our promise to produce high-quality earnings and industry leading returns, while maintaining credit quality and investing in distribution and scale to provide future growth opportunities for the Company. We achieved record earnings of

U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

$4.5 billion in 2005. This represented $2.42 per diluted share, an 11.0 percent increase over our 2004 results. This is the fourth consecutive year that we have exceeded our long-term goal of 10 percent earnings per share growth. We also improved upon our industry leading performance metrics and posted return on assets of 2.21 percent and return on average equity of 22.5 percent for the year. In addition, excluding securities gains and losses and the valuation of our mortgage servicing rights, we grew revenue faster than expense in 2005, thus creating positive operating leverage — a fundamental objective of this Company. Our management team is dedicated to maintaining superior operating efficiency. This year was no exception, as we obtained a tangible efficiency ratio for the year of 40.8 percent. Further, in late 2003 our Company made a commitment to return 80 percent of earnings to our shareholders in the form of dividends and share buybacks. In 2005 we returned 90 percent of earnings to our shareholders, and since we originally made that commitment, we have returned 98 percent of our earnings to shareholders. We expect to continue to return 80 plus percent in 2006.
     “I am extremely proud of the improvements we have made in the Company’s overall risk profile. Our net charge-offs were 51 basis points of average loans in 2005, a continued improvement compared with prior years. Nonperforming assets at December 31, 2005, were $592 million, a 21 percent decrease from the balance at December 31, 2004. The steps we have taken to reduce the Company’s risk profile will enable us to minimize the impact of future changes in the economy.
     “We have continued to invest in our Company. The acquisitions we have made in our fee-based businesses over the past few years have allowed us to achieve our earnings objectives, while maintaining high returns, despite the pressure on the net interest margin. We will continue to invest in fee-based businesses, strengthening our presence and product offerings for the benefit of our entire customer base.
     “Going forward, we will continue to capitalize on our balanced mix of products and services, our great franchise and our ability to provide continuously improved customer service in order to produce high quality results for the benefit of our customers, communities and shareholders.
     “Finally, I would like to thank all of our employees. We could not have accomplished our goals this year without their many contributions and dedication to our Company.”
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

     The Company’s results for the fourth quarter of 2005 improved over the same period of 2004, as net income rose by $87 million (8.2 percent), primarily due to growth in fee-based products and services and a debt restructuring charge taken in the fourth quarter of 2004, partially offset by a release of loan loss allowance in the fourth quarter of 2004. In addition, income tax expense was lower in the fourth quarter of 2005, driven by the timing of investments that generate incremental tax credits. The Company’s results also reflected an $81 million favorable change in the valuation of mortgage servicing rights, due to changing longer-term interest rates. These favorable changes were partially offset by higher securities losses of $28 million compared with the fourth quarter of 2004 and additional credit losses related to the new bankruptcy legislation of approximately $56 million in 2005.
     Total net revenue on a taxable-equivalent basis for the fourth quarter of 2005 was $96 million (3.0 percent) higher than the fourth quarter of 2004, primarily reflecting a 7.7 percent increase in noninterest income due to 9.5 percent growth in fee-based revenue across the majority of fee categories and expansion in payment processing businesses. This was partially offset by the increase in securities losses compared with the fourth quarter of 2004 driven by asset/liability risk management decisions given the flatter yield curve and continued growth in fixed-rate loan products.
     Total noninterest expense in the fourth quarter of 2005 was $115 million (7.3 percent) lower than the fourth quarter of 2004, primarily reflecting the $113 million prior year charge related to the prepayment of the Company’s long-term debt and $49 million of reparation in its mortgage servicing rights (“MSR”) asset during the fourth quarter of 2005, compared with a $32 million impairment charge in the fourth quarter of 2004. The favorable change in the valuation of mortgage servicing rights was substantially offset by incremental costs related to expanding the payment processing businesses, investments in in-store branches, higher amortization ($35 million) for investments in tax advantaged projects and other business initiatives.
     Provision for credit losses for the fourth quarter of 2005 was $205 million, an increase of $141 million from the fourth quarter of 2004. The increase in the provision for credit losses year-over-year primarily reflected a $56 million provision in the current quarter for the additional charge-offs related to new bankruptcy legislation and a release of the allowance for credit losses of $99 million in the fourth quarter of 2004. Net charge-offs in the fourth quarter of 2005 were $213 million, compared with the third quarter of 2005 net charge-offs of $156 million and the fourth quarter of
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

2004 net charge-offs of $163 million. Net charge-offs in the fourth quarter of 2005 included the additional bankruptcy charge-offs and $8 million of charge-offs related to a policy change to shorten the timeframe for charging off overdrawn deposit accounts in accordance with regulatory guidance. The impact of the policy change reduced the Company’s allowance requirements by that amount. Total nonperforming assets were $592 million at December 31, 2005, a $21 million (3.4 percent) decline when compared with $613 million at September 30, 2005, and a $156 million (20.9 percent) decline compared with $748 million at December 31, 2004. The ratio of the allowance for credit losses to nonperforming loans was 458 percent at December 31, 2005, compared with 438 percent at September 30, 2005, and 355 percent at December 31, 2004.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

INCOME STATEMENT HIGHLIGHTS							Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	4Q	3Q	4Q	4Q05 vs	4Q05 vs	Full Year	Full Year	Percent
	2005	2005	2004	3Q05	4Q04	2005	2004	Change

Net interest income	$1,785	$1,791	$1,800	(0.3)	(0.8)	$7,088	$7,140	(0.7)
Noninterest income	1,546	1,576	1,435	(1.9)	7.7	6,045	5,519	9.5

Total net revenue	3,331	3,367	3,235	(1.1)	3.0	13,133	12,659	3.7
Noninterest expense	1,464	1,473	1,579	(0.6)	(7.3)	5,863	5,785	1.3

Income before provision and income taxes	1,867	1,894	1,656	(1.4)	12.7	7,270	6,874	5.8
Provision for credit losses	205	145	64	41.4	nm	666	669	(0.4)

Income before income taxes	1,662	1,749	1,592	(5.0)	4.4	6,604	6,205	6.4
Taxable-equivalent adjustment	10	9	8	11.1	25.0	33	29	13.8
Applicable income taxes	509	586	528	(13.1)	(3.6)	2,082	2,009	3.6

Net income	$1,143	$1,154	$1,056	(1.0)	8.2	$4,489	$4,167	7.7

Diluted earnings per share	$0.62	$0.62	$0.56	—	10.7	$2.42	$2.18	11.0

Net Interest Income
     Fourth quarter net interest income on a taxable-equivalent basis was $1,785 million, compared with $1,800 million recorded in the fourth quarter of 2004. Average earning assets for the period increased over the fourth quarter of 2004 by $12.2 billion (7.1 percent), primarily driven by a $5.3 billion (35.1 percent) increase in residential mortgages, a $3.6 billion (8.9 percent) increase in total commercial loans and a $2.7 billion (6.3 percent) increase in total retail loans. The positive impact to net interest income from the growth in earning assets was offset by a lower net interest margin. The net interest margin in the fourth quarter of 2005 was 3.88 percent, compared with 4.20 percent in the fourth quarter of 2004. The decline in the net interest margin reflected the current lending environment, asset/liability management decisions and the impact of changes in the yield curve from a year ago. Since the fourth quarter of 2004, credit spreads have tightened by approximately 25 basis points across most lending products due to competitive pricing and a change in mix due to growth in lower-spread, fixed-rate credit products. The net interest margin also declined due to funding incremental asset growth with higher cost wholesale funding, share repurchases and asset/liability decisions designed to minimize the Company’s rate sensitivity position, including an 18.3 percent reduction in the net receive fixed swap position since December
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

31, 2004. An increase in the margin benefit of net free funds and loan fees partially offset these factors.
     Net interest income in the fourth quarter of 2005 was slightly lower than the third quarter of 2005 by $6 million (.3 percent). Average earning assets grew quarter-over-quarter by $2.6 billion (1.5 percent). While the Company experienced loan growth in most loan categories, growth in lower-spread residential mortgages and fixed-rate retail products drove nearly 70 percent of the increase in average earning assets over the prior quarter. As such, the positive impact to net interest income from the growth in earning assets was offset by a lower net interest margin. The net interest margin of 3.88 in the fourth quarter of 2005 was 7 basis points lower than the net interest margin of 3.95 percent in the third quarter of 2005. The decline in the net interest margin from the third quarter of 2005 reflected the mix of loan growth toward competitively priced fixed-rate products, higher short-term rates and funding a higher percentage of earning asset growth with wholesale funding. During the fourth quarter of 2005, credit spreads narrowed 11 basis points compared with the third quarter of 2005. This was partially offset by the higher margin benefit of core deposits, fixed-rate wholesale funding and growth in net free funds.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

NET INTEREST INCOME							Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	4Q	3Q	4Q	4Q05 vs	4Q05 vs	Full Year	Full Year
	2005	2005	2004	3Q05	4Q04	2005	2004	Change

Components of net interest income Income on earning assets	$2,843	$2,727	$2,397	$116	$446	$10,584	$9,215	$1,369
Expense on interest-bearing liabilities	1,058	936	597	122	461	3,496	2,075	1,421

Net interest income	$1,785	$1,791	$1,800	$(6)	$(15)	$7,088	$7,140	$(52)

Average yields and rates paid Earning assets yield	6.18%	6.01%	5.59%	0.17%	0.59%	5.93%	5.48%	0.45%
Rate paid on interest-bearing liabilities	2.77	2.49	1.72	0.28	1.05	2.37	1.53	0.84

Gross interest margin	3.41%	3.52%	3.87%	(0.11%)	(0.46%)	3.56%	3.95%	(0.39%)

Net interest margin	3.88%	3.95%	4.20%	(0.07%)	(0.32%)	3.97%	4.25%	(0.28%)

Average balances Investment securities	$41,494	$41,782	$42,315	$(288)	$(821)	$42,103	$43,009	$(906)
Loans	138,069	135,283	125,639	2,786	12,430	133,105	122,141	10,964
Earning assets	183,095	180,452	170,924	2,643	12,171	178,425	168,123	10,302
Interest-bearing liabilities	151,500	149,431	138,303	2,069	13,197	147,295	136,055	11,240
Net free funds*	31,595	31,021	32,621	574	(1,026)	31,130	32,068	(938)
     • Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earnings assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q05 vs	4Q05 vs	Full Year	Full Year	Percent
	2005	2005	2004	3Q05	4Q04	2005	2004	Change

Commercial	$38,816	$38,343	$35,348	1.2	9.8	$37,718	$34,482	9.4
Lease financing	4,948	4,908	4,855	0.8	1.9	4,923	4,866	1.2

Total commercial	43,764	43,251	40,203	1.2	8.9	42,641	39,348	8.4

Commercial mortgages	20,307	20,341	20,286	(0.2)	0.1	20,268	20,386	(0.6)
Construction and development	8,256	7,852	7,360	5.1	12.2	7,696	6,881	11.8

Total commercial real estate	28,563	28,193	27,646	1.3	3.3	27,964	27,267	2.6

Residential mortgages	20,319	18,741	15,044	8.4	35.1	18,036	14,322	25.9

Credit card	6,825	6,684	6,347	2.1	7.5	6,615	6,090	8.6
Retail leasing	7,403	7,467	7,087	(0.9)	4.5	7,346	6,653	10.4
Home equity and second mortgages	14,946	14,984	14,711	(0.3)	1.6	14,945	14,040	6.4
Other retail	16,249	15,963	14,601	1.8	11.3	15,558	14,421	7.9

Total retail	45,423	45,098	42,746	0.7	6.3	44,464	41,204	7.9

Total loans	$138,069	$135,283	$125,639	2.1	9.9	$133,105	$122,141	9.0

     Average loans for the fourth quarter of 2005 were $12.4 billion (9.9 percent) higher than the fourth quarter of 2004, driven by growth in average residential mortgages of $5.3 billion (35.1 percent), total commercial loans of $3.6 billion (8.9 percent) and total retail loans of $2.7 billion (6.3 percent). Total commercial real estate loans also increased year-over-year by $.9 billion (3.3 percent). Average loans for the fourth quarter of 2005 were higher than the third quarter of 2005 by $2.8 billion (2.1 percent), reflecting growth in the majority of loan categories.
     Average investment securities in the fourth quarter of 2005 were $821 million (1.9 percent) lower than in the fourth quarter of 2004. Investment securities at December 31, 2005, were $1.7 billion lower than at December 31, 2004, and at September 30, 2005. The change in the balance of the investment securities portfolio from a year ago principally reflected asset/liability risk management decisions to minimize the Company’s rate sensitivity position given the changing rate environment and mix of loan growth. The decline from third quarter of 2005 primarily represented
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

maturities and prepayments with the proceeds being utilized to partially fund loan growth. During the fourth quarter of 2005, the Company maintained a mix of approximately 41 percent variable-rate securities.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q05 vs	4Q05 vs	Full Year	Full Year	Percent
	2005	2005	2004	3Q05	4Q04	2005	2004	Change

Noninterest-bearing deposits	$29,898	$29,434	$29,841	1.6	0.2	$29,229	$29,816	(2.0)
Interest-bearing deposits
Interest checking	22,473	22,508	21,630	(0.2)	3.9	22,785	20,933	8.8
Money market accounts	28,710	28,740	30,955	(0.1)	(7.3)	29,314	32,854	(10.8)
Savings accounts	5,648	5,777	5,776	(2.2)	(2.2)	5,819	5,866	(0.8)

Savings products	56,831	57,025	58,361	(0.3)	(2.6)	57,918	59,653	(2.9)
Time certificates of deposit less than $100,000	13,397	13,263	12,794	1.0	4.7	13,199	13,074	1.0
Time deposits greater than $100,000	22,205	21,262	15,448	4.4	43.7	20,655	13,679	51.0

Total interest-bearing deposits	92,433	91,550	86,603	1.0	6.7	91,772	86,406	6.2

Total deposits	$122,331	$120,984	$116,444	1.1	5.1	$121,001	$116,222	4.1

     Average noninterest-bearing deposits for the fourth quarter of 2005 were relatively flat as compared with the fourth quarter of 2004. The year-over-year change in the average balance of noninterest-bearing deposits was impacted by product changes in the Consumer Banking business line. In mid-fourth quarter 2004, the Company migrated approximately $1.3 billion of noninterest-bearing deposit balances to interest checking accounts as an enhancement to its Silver Elite Checking product. Average branch-based noninterest-bearing deposits in the fourth quarter of 2005, excluding the migration of certain high-value customers to Silver Elite Checking, were slightly higher (approximately $74 million) over the same quarter of 2004. Average noninterest-bearing deposits in other areas, including corporate banking and corporate trust, also increased year-over-year.
     Average total savings products declined year-over-year by $1.5 billion (2.6 percent), due to reductions in average money market account balances and savings accounts, partially offset by higher interest checking balances. Average branch-based interest checking deposits increased by $1.5 billion (9.4 percent) over the same quarter of 2004 due to new account growth, as well as the migration of the Silver Elite Checking product. This positive variance in branch-based interest
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

checking account deposits was partially offset by reductions in other areas, principally broker dealer and government banking. Average money market account balances declined by $2.2 billion (7.3 percent) year-over-year, with the largest decline in the branches. This was partially offset by increases in corporate trust and government banking balances. The overall decrease in average money market account balances year-over-year was primarily the result of the Company’s deposit pricing decisions for money market products in relation to other fixed-rate deposit products offered. A portion of the money market balances have migrated to time deposits greater than $100,000 as rates increased on the time deposit products.
     Average time certificates of deposit less than $100,000 were higher in the fourth quarter of 2005 than the fourth quarter of 2004 by $603 million (4.7 percent). The Company experienced year-over-year growth in average time deposits greater than $100,000 of $6.8 billion (43.7 percent). This growth was broad-based across most areas of the bank including; broker dealer, government banking, commercial and branch banking, private client and corporate trust, as customers migrated balances to higher rate deposits.
     Average noninterest-bearing deposits for the fourth quarter of 2005 were $464 million (1.6 percent) higher than the third quarter of 2005. Average savings products declined by $194 million (.3 percent) in the current quarter from the third quarter of 2005. Time certificates of deposit less than $100,000 increased modestly from the third quarter of 2005, while time deposits greater than $100,000 rose by $943 million (4.4 percent), primarily due to an increase in corporate trust balances and the migration of consumer and commercial banking customer balances to these products.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q05 vs	4Q05 vs	Full Year	Full Year	Percent
	2005	2005	2004	3Q05	4Q04	2005	2004	Change

Credit and debit card revenue	$197	$185	$184	6.5	7.1	$713	$649	9.9
Corporate payment products revenue	126	135	101	(6.7)	24.8	488	407	19.9
ATM processing services	61	64	43	(4.7)	41.9	229	175	30.9
Merchant processing services	194	200	181	(3.0)	7.2	770	675	14.1
Trust and investment management fees	258	251	241	2.8	7.1	1,009	981	2.9
Deposit service charges	238	246	212	(3.3)	12.3	928	807	15.0
Treasury management fees	104	109	110	(4.6)	(5.5)	437	467	(6.4)
Commercial products revenue	101	103	108	(1.9)	(6.5)	400	432	(7.4)
Mortgage banking revenue	109	111	96	(1.8)	13.5	432	397	8.8
Investment products fees and commissions	37	37	37	—	—	152	156	(2.6)
Securities gains (losses), net	(49)	1	(21)	nm	nm	(106)	(105)	1.0
Other	170	134	143	26.9	18.9	593	478	24.1

Total noninterest income	$1,546	$1,576	$1,435	(1.9)	7.7	$6,045	$5,519	9.5

Noninterest Income
     Fourth quarter noninterest income was $1,546 million, an increase of $111 million (7.7 percent) from the same quarter of 2004, and $30 million (1.9 percent) lower than the third quarter of 2005. The increase in noninterest income over the fourth quarter of 2004 was driven by favorable variances in the majority of fee income categories, partially offset by a $28 million reduction due to net securities gains (losses). Credit and debit card revenue and corporate payment products revenue were both higher in the fourth quarter of 2005 than the fourth quarter of 2004 by $13 million and $25 million, or 7.1 percent and 24.8 percent, respectively. The growth in credit and debit card revenue was primarily driven by higher transaction volumes. The corporate payment products revenue growth reflected growth in sales, card usage, rate changes and the acquisition of a small fleet card business. ATM processing services revenue was higher by $18 million (41.9 percent) in the fourth quarter of 2005 than the same quarter of the prior year, primarily due to the acquisition of an ATM business in May of 2005. Merchant processing services revenue was higher in the fourth quarter of 2005 than the same quarter of 2004 by $13 million (7.2 percent), reflecting an increase in sales volume, new business and higher equipment fees. Trust and investment management fees
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

increased by $17 million (7.1 percent) year-over-year, primarily due to improved equity market conditions and account growth. Deposit service charges grew year-over-year by $26 million (12.3 percent) due to account growth and increased transaction-related fees. Mortgage banking revenue was higher in the fourth quarter of 2005 than the same quarter of 2004 by $13 million (13.5 percent), due to higher production volumes and increased servicing income. Other income was higher by $27 million (18.9 percent), primarily due to higher income from equity and other investments relative to the same quarter of 2004. Partially offsetting these positive variances, year-over-year, were reductions in commercial products revenue and treasury management fees, which declined by $7 million (6.5 percent) and $6 million (5.5 percent), respectively. The decrease in commercial products revenue was due to reductions in loan-related fees and international product revenue. Treasury management fees declined due to higher earnings credit on customers’ compensating balances relative to a year ago, reflecting rising interest rates.
     Noninterest income was lower in the fourth quarter of 2005 than the third quarter of 2005 by $30 million (1.9 percent). The decline reflected an unfavorable change in net securities gains (losses) of $50 million. Credit and debit card revenue increased by $12 million (6.5 percent) quarter-over-quarter, reflecting seasonally higher consumer holiday spending. However, corporate payment products revenue, merchant processing services and ATM processing services were lower than the third quarter of 2005 by $9 million (6.7 percent), $6 million (3.0 percent) and $3 million (4.7 percent), respectively, due to seasonally lower transaction volumes and sales in those product lines. Deposit service charges were lower by $8 million (3.3 percent) in the fourth quarter of 2005 compared with the third quarter of 2005, reflecting lower transaction-related fees partially offset by net new account growth. In addition, treasury management fees declined from the third quarter of 2005 by $5 million (4.6 percent) primarily due to fewer processing days for these products. Other income increased $36 million (26.9 percent) quarter-over quarter primarily due to higher income from equity investments, partially offset by lower retail lease residual revenue due to the impact of higher fuel prices on residual valuations.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

NONINTEREST EXPENSE	Table 7
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q05 vs	4Q05 vs	Full Year	Full Year	Percent
	2005	2005	2004	3Q05	4Q04	2005	2004	Change

Compensation	$601	$603	$579	(0.3)	3.8	$2,383	$2,252	5.8
Employee benefits	101	106	98	(4.7)	3.1	431	389	10.8
Net occupancy and equipment	166	162	163	2.5	1.8	641	631	1.6
Professional services	47	44	45	6.8	4.4	166	149	11.4
Marketing and business development	64	61	49	4.9	30.6	235	194	21.1
Technology and communications	129	118	116	9.3	11.2	466	430	8.4
Postage, printing and supplies	65	64	65	1.6	—	255	248	2.8
Other intangibles	81	125	161	(35.2)	(49.7)	458	550	(16.7)
Debt prepayment	—	—	113	—	nm	54	155	(65.2)
Other	210	190	190	10.5	10.5	774	787	(1.7)

Total noninterest expense	$1,464	$1,473	$1,579	(0.6)	(7.3)	$5,863	$5,785	1.3

Noninterest Expense
     Fourth quarter noninterest expense totaled $1,464 million, a decrease of $115 million (7.3 percent) from the same quarter of 2004 and a $9 million (.6 percent) decrease from the third quarter of 2005. The decrease in expense year-over-year included the $113 million charge related to the prepayment of the Company’s long-term debt in the prior year and the $81 million favorable change in the valuation of mortgage servicing rights. Compensation expense was higher year-over-year by $22 million (3.8 percent), principally due to business expansion, including in-store branches, the Company’s payment processing businesses, and other growth initiatives. Employee benefits increased year-over-year by $3 million (3.1 percent), primarily as a result of higher payroll taxes, 401(k) costs and other benefits. Marketing and business development expense increased $15 million (30.6 percent) due to the timing of payment processing business program initiatives in 2005. Technology and communications expense rose by $13 million (11.2 percent), reflecting depreciation of technology investments, network costs associated with expansion of the payments processing businesses, and higher outside data processing expense principally associated with expanding a prepaid gift card program. Other expense increased in the fourth quarter of 2005 from the same quarter of 2004 by $20 million (10.5 percent), primarily due to the $35 million incremental impact from investments in tax advantaged projects.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

     Noninterest expense in the fourth quarter of 2005 was lower than the third quarter of 2005 by $9 million (.6 percent). The decrease in noninterest expense in the fourth quarter of 2005 from the third quarter of 2005 was primarily driven by a $46 million favorable change in the MSR valuation quarter-over-quarter and slightly lower employee benefits costs primarily related to payroll taxes. Offsetting this favorable change were higher costs due to marketing initiatives, seasonally higher occupancy costs and professional services related to business initiatives. Technology and communications expense increased by $11 million (9.3 percent), quarter-over-quarter, primarily due to processing costs for new payment processing initiatives, including the prepaid gift card program. Other expense also increased from the third quarter of 2005, primarily due to higher operating expenses of $35 million for investments in tax advantaged projects.
Provision for Income Taxes
     The provision for income taxes for the fourth quarter of 2005 declined to an effective tax rate of 30.8 percent from an effective tax rate of 33.7 percent in third quarter of 2005 and an effective tax rate of 33.3 percent in the fourth quarter of 2004. The decline in the effective rate during the fourth quarter of 2005 primarily reflects the Company’s decision to increase tax-advantaged investments and the timing of closing these projects. These investments generated incremental tax credits of $42 million (pre-tax equivalent of approximately $64 million), compared with the third quarter of 2005. The Company expects its effective tax rate to approximate 33 percent in future quarters.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)	4Q	3Q	2Q	1Q	4Q
	2005	2005	2005	2005	2004

Balance, beginning of period	$2,258	$2,269	$2,269	$2,269	$2,370

Net charge-offs
Commercial	15	7	9	14	8
Lease financing	7	16	6	13	10

Total commercial	22	23	15	27	18
Commercial mortgages	(1)	2	1	4	9
Construction and development	—	(2)	(3)	2	1

Total commercial real estate	(1)	—	(2)	6	10

Residential mortgages	10	9	8	9	8

Credit card	86	63	64	65	61
Retail leasing	8	5	5	8	9
Home equity and second mortgages	21	14	16	17	18
Other retail	67	42	38	40	39

Total retail	182	124	123	130	127

Total net charge-offs	213	156	144	172	163
Provision for credit losses	205	145	144	172	64
Acquisitions and other changes	1	—	—	—	(2)

Balance, end of period	$2,251	$2,258	$2,269	$2,269	$2,269

Components
Allowance for loan losses	$2,041	$2,055	$2,082	$2,082	$2,080
Liability for unfunded credit commitments	210	203	187	187	189

Total allowance for credit losses	$2,251	$2,258	$2,269	$2,269	$2,269

Gross charge-offs	$267	$229	$222	$231	$235
Gross recoveries	$54	$73	$78	$59	$72

Net charge-offs to average loans (%)	0.61	0.46	0.44	0.55	0.52

Allowance as a percentage of
Period-end loans	1.63	1.65	1.70	1.76	1.80
Nonperforming loans	458	438	441	404	355
Nonperforming assets	380	368	372	341	303
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

Credit Quality
     The allowance for credit losses was $2,251 million at December 31, 2005, compared with $2,258 million at September 30, 2005, and $2,269 million at December 31, 2004. The ratio of the allowance for credit losses to period-end loans was 1.63 percent at December 31, 2005, compared with 1.65 percent at September 30, 2005, and 1.80 percent at December 31, 2004. The ratio of the allowance for credit losses to nonperforming loans was 458 percent at December 31, 2005, compared with 438 percent at September 30, 2005, and 355 percent at December 31, 2004. Total net charge-offs in the fourth quarter of 2005 were $213 million, compared with the third quarter of 2005 net charge-offs of $156 million and the fourth quarter of 2004 net charge-offs of $163 million. The increase in total net charge-offs was principally due to the impact of changes in bankruptcy legislation that went into effect during the fourth quarter of 2005. The Company anticipates that total net charge-offs in early 2006 will return to levels similar to the third quarter of 2005.
     Retail loan net charge-offs were $182 million in the fourth quarter of 2005 compared with the $124 million in the third quarter of 2005 and $127 million in the fourth quarter of 2004. The increase in retail loan net charge-offs, reflected additional charge-offs related to the new bankruptcy legislation. Retail loan net charge-offs as a percent of average loans outstanding were 1.59 percent in the fourth quarter of 2005, compared with 1.09 percent and 1.18 percent in the third quarter of 2005 and fourth quarter of 2004, respectively. The Company does not anticipate that this higher level of bankruptcy charge-offs will have a significant continued impact in future quarters.
     Commercial and commercial real estate loan net charge-offs were $21 million for the fourth quarter of 2005, or .12 percent of average loans outstanding, relatively flat when compared with $23 million, or .13 percent of average loans outstanding, in the third quarter of 2005 and $28 million, or .16 percent of average loans outstanding, in the fourth quarter of 2004.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

CREDIT RATIOS	Table 9
(Percent)	4Q	3Q	2Q	1Q	4Q
	2005	2005	2005	2005	2004

Net charge-offs ratios*
Commercial	0.15	0.07	0.10	0.16	0.09
Lease financing	0.56	1.29	0.49	1.07	0.82
Total commercial	0.20	0.21	0.14	0.27	0.18

Commercial mortgages	(0.02)	0.04	0.02	0.08	0.18
Construction and development	—	(0.10)	(0.16)	0.11	0.05
Total commercial real estate	(0.01)	—	(0.03)	0.09	0.14

Residential mortgages	0.20	0.19	0.19	0.23	0.21

Credit card	5.00	3.74	3.93	4.11	3.82
Retail leasing	0.43	0.27	0.27	0.45	0.51
Home equity and second mortgages	0.56	0.37	0.43	0.46	0.49
Other retail	1.64	1.04	1.01	1.09	1.06
Total retail	1.59	1.09	1.12	1.22	1.18

Total net charge-offs	0.61	0.46	0.44	0.55	0.52

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.05	0.04	0.05	0.06	0.05
Commercial real estate	—	0.01	0.01	0.02	—
Residential mortgages	0.32	0.30	0.32	0.41	0.46
Retail	0.42	0.41	0.40	0.43	0.47
Total loans	0.20	0.19	0.19	0.22	0.23

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	0.69	0.74	0.74	0.84	0.99
Commercial real estate	0.55	0.57	0.59	0.68	0.73
Residential mortgages	0.55	0.53	0.55	0.66	0.74
Retail	0.45	0.43	0.43	0.47	0.51
Total loans	0.56	0.57	0.58	0.66	0.74
* annualized and calculated on average loan balances
** ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

ASSET QUALITY	Table 10
($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2005	2005	2005	2005	2004

Nonperforming loans
Commercial	$230	$265	$238	$254	$289
Lease financing	42	35	60	70	91

Total commercial	272	300	298	324	380
Commercial mortgages	134	144	140	159	175
Construction and development	23	16	21	21	25

Commercial real estate	157	160	161	180	200
Residential mortgages	48	44	42	41	43
Retail	15	12	13	16	17

Total nonperforming loans	492	516	514	561	640

Other real estate	71	68	68	66	72
Other nonperforming assets	29	29	28	38	36

Total nonperforming assets*	$592	$613	$610	$665	$748

Accruing loans 90 days or more past due	$280	$265	$258	$285	$294

Nonperforming assets to loans plus ORE (%)	0.43	0.45	0.46	0.52	0.59
*does not include accruing loans 90 days or more past due
     Nonperforming assets at December 31, 2005, totaled $592 million, compared with $613 million at September 30, 2005, and $748 million at December 31, 2004. The ratio of nonperforming assets to loans and other real estate was .43 percent at December 31, 2005, compared with .45 percent at September 30, 2005, and .59 percent at December 31, 2004.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

CAPITAL POSITION	Table 11
($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2005	2005	2005	2005	2004

Total shareholders’ equity	$20,086	$19,864	$19,901	$19,208	$19,539
Tier 1 capital	15,145	15,180	14,564	14,943	14,720
Total risk-based capital	23,056	23,283	22,362	23,099	23,352

Common equity to assets	9.6%	9.6%	9.8%	9.7%	10.0%
Tangible common equity to assets	5.9	6.2	6.1	6.2	6.4
Tier 1 capital ratio	8.2	8.4	8.1	8.6	8.6
Total risk-based capital ratio	12.5	12.8	12.5	13.3	13.1
Leverage ratio	7.6	7.7	7.5	7.9	7.9
     Total shareholders’ equity was $20.1 billion at December 31, 2005, compared with $19.5 billion at December 31, 2004. The increase was the result of corporate earnings offset by share buybacks and dividends.
     Tangible common equity to assets was 5.9 percent at December 31, 2005, compared with 6.2 percent at September 30, 2005, and 6.4 percent at December 31, 2004. The Tier 1 capital ratio was 8.2 percent at December 31, 2005, compared with 8.4 percent at September 30, 2005, and 8.6 percent at December 31, 2004. The total risk-based capital ratio was 12.5 percent at December 31, 2005, compared with 12.8 percent at September 30, 2005, and 13.1 percent at December 31, 2004. The leverage ratio was 7.6 percent at December 31, 2005, compared with 7.7 percent at September 30, 2005, and 7.9 percent at December 31, 2004. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

COMMON SHARES	Table 12
(Millions)	4Q	3Q	2Q	1Q	4Q
	2005	2005	2005	2005	2004

Beginning shares outstanding	1,818	1,829	1,842	1,858	1,871

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	5	5	4	4	7
Shares repurchased	(8)	(16)	(17)	(20)	(20)

Ending shares outstanding	1,815	1,818	1,829	1,842	1,858

     On December 21, 2004, the Board of Directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock during the following 24 months. This repurchase program replaced the Company’s previous program. During the fourth quarter of 2005, the Company repurchased 8 million shares of common stock. As of December 31, 2005, there were approximately 83 million shares remaining to be repurchased under the current authorization.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

LINE OF BUSINESS FINANCIAL PERFORMANCE*									Table 13

($ in millions)
	Net Income			Percent Change					4Q 2005
	4Q	3Q	4Q	4Q05 vs	4Q05 vs	Full Year	Full Year	Percent	Earnings
Business Line	2005	2005	2004	3Q05	4Q04	2005	2004	Change	Composition

Wholesale Banking	$282	$258	$268	9.3	5.2	$1,063	$984	8.0	25%
Consumer Banking	454	473	389	(4.0)	16.7	1,788	1,473	21.4	40
Private Client, Trust and Asset Management	132	123	101	7.3	30.7	484	394	22.8	12
Payment Services	166	204	181	(18.6)	(8.3)	715	656	9.0	14
Treasury and Corporate Support	109	96	117	13.5	(6.8)	439	660	(33.5)	9

Consolidated Company	$1,143	$1,154	$1,056	(1.0)	8.2	$4,489	$4,167	7.7	100%

*	preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2005, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $282 million of the Company’s net income in the fourth quarter of 2005, a 5.2 percent
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

increase over the same period of 2004 and a 9.3 percent increase from the third quarter of 2005. The increase in Wholesale Banking’s fourth quarter 2005 contribution over the same quarter of 2004 was primarily the result of favorable variances in total net revenue (2.2 percent) and total noninterest expense (4.2 percent). Partly offsetting these positive variances was a reduction in net recoveries reflected in the provision for credit losses. The favorable variance in total net revenue year-over-year was primarily the result of growth in net interest income (3.7 percent), as the business line’s noninterest income declined slightly. The increase in net interest income was driven by the margin benefit of deposits. Total noninterest income declined $1 million, year-over-year, reflecting lower treasury management fees driven by higher earnings credit on customers’ compensating balances relative to a year ago. Wholesale Banking’s favorable variance in total noninterest expense year-over-year was the result of lower net shared services expense, partially offset by an increase in compensation and employee benefits.
     The increase in Wholesale Banking’s contribution to net income in the fourth quarter of 2005 from the third quarter of 2005 was the result of a favorable variance in total net revenue (6.4 percent) partially offset by an increase in total noninterest expense (2.0 percent). Total net revenue was higher on a linked quarter basis with increases in both net interest income (2.4 percent) and noninterest income (15.3 percent). The favorable variance in net interest income was due primarily to the benefit from wider deposit spreads. The increase in noninterest income on a linked quarter basis was primarily due to an increase in income related to equity investments, partially offset by a decrease in treasury management fees (5.2 percent), which reflected seasonal tax-receipts processing revenue in the third quarter of 2005. Net recoveries of $7 million in the fourth quarter of 2005, compared with net recoveries of $4 million in the third quarter of 2005, drove the unfavorable variance in the provision for credit losses quarter-over-quarter.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $454 million of the Company’s net income in the fourth quarter of 2005, a 16.7 percent increase over the same period of 2004 and a 4.0 percent decrease from the prior quarter. The favorable increase year-over-year was the result of higher total
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

net revenue (7.6 percent) partially offset by higher total noninterest expense (.5 percent) and provision for credit losses (4.6 percent). Total net revenue was higher than the same quarter of 2004 due to increases in both net interest income (6.3 percent) and noninterest income (10.1 percent). Net interest income was higher year-over-year due to the margin benefit of deposits. Net interest income generated by growth in average loan balances was substantially offset by lower spreads on those assets given the competitive lending environment. Noninterest income improved in the fourth quarter of 2005 over the same period of 2004, principally due to growth in deposit service charges (12.3 percent) and mortgage banking revenue (13.4 percent). Total noninterest expense in the fourth quarter of 2005 was slightly higher as compared with the same quarter of 2004, as an increase in compensation and employee benefits (9.7 percent), the result of the Company’s in-store branch expansion, other hiring initiatives and production-based incentives was substantially offset by a decline in net shared services expense (10.5 percent). A year-over-year increase in net charge-offs (4.6 percent) drove the unfavorable variance in the business line’s provision for credit losses.
     The decrease in Consumer Banking’s contribution in the fourth quarter of 2005 from the prior quarter was primarily the result of unfavorable variances in total net revenue (1.0 percent) and the provision for credit losses (26.4 percent). The decline in total net revenue was due primarily to a decline in total noninterest income (4.2 percent) as a result of lower deposit service charges (3.3 percent) related to transaction volumes and a decline in other revenue (10.6 percent) due to lower retail leasing revenue. The increase in the provision for credit losses was due to a $19 million increase in net charge-offs, including approximately $16 million of additional charge-offs related to new bankruptcy legislation.
     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund servicing through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust and Custody and Fund Services. Private Client, Trust and Asset Management contributed $132 million of the Company’s net income in the fourth quarter of 2005, 30.7 percent higher than the same period of 2004 and 7.3 percent higher than the prior quarter of 2005. The increase in the business line’s contribution in the fourth quarter of 2005 over the same quarter of 2004 was the result of favorable variances in total net revenue (12.4 percent) and total noninterest expense (5.3 percent). Net interest income was favorably impacted year-over-year by wider deposit spreads and growth in deposit balances. Noninterest income
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

increased by 8.5 percent from the same quarter of 2004, primarily due to improved equity market conditions and account growth. The increase in the business line’s contribution in the fourth quarter of 2005, as compared with the prior quarter, was primarily due to similar factors causing favorable total net revenue growth (4.0 percent) while total noninterest expense and provision for credit losses remained relatively flat.
     Payment Services includes consumer and business credit cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $166 million of the Company’s net income in the fourth quarter of 2005, an 8.3 percent decrease from the same period of 2004 and an 18.6 percent decrease from the third quarter of 2005. The decrease in Payment Services’ contribution in the fourth quarter of 2005 from the same period of 2004 was primarily the result of higher total noninterest expense (26.3 percent) and provision for credit losses (36.0 percent), partially offset by an increase in total net revenue (12.5 percent). The increase in total net revenue year-over-year was due to growth in total noninterest income (13.5 percent) and net interest income (9.1 percent), reflecting growth in higher yielding retail loan balances, offset by increases in corporate card balances and rebates. All categories benefited from higher transaction volumes, rate changes and business expansion initiatives. The growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with acquisitions and co-branding relationships and the timing of marketing programs. Also included in the fourth quarter of 2005 was a $19 million write-off of a prepaid rewards program associated with a co-branding relationship. The $31 million increase in the provision for credit losses was primarily related to higher net charge-offs, year-over-year, reflecting approximately $40 million of additional charge-offs related to new bankruptcy legislation.
     The decrease in Payment Services’ contribution in the fourth quarter of 2005 from the prior quarter was primarily due to seasonal revenue trends, higher provision for credit losses (33.0 percent) driven by bankruptcy-related net charge-offs and unfavorable total noninterest expense (10.0 percent). The increase in total noninterest expense from the prior quarter included the write-off of the co-branding rewards programs as well as costs to support ongoing business expansion, including the prepaid gift card program and the timing of marketing programs. Total net revenue was relatively flat as higher holiday retail credit card sales volumes were offset by seasonally lower volumes in corporate payment products, ATM processing and merchant processing.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. In addition, changes in MSR valuations primarily due to interest rates are managed at a corporate level and, as such, reported within this business unit. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back to the appropriate business unit, primarily based on customer transaction volume and account activities, deposit balances and employee levels and are identified as net shared services expense. Treasury and Corporate Support recorded net income of $109 million in the fourth quarter of 2005, compared with net income of $117 million in the fourth quarter of 2004 and $96 million in the third quarter of 2005. The change in net income in the current quarter from the same quarter of 2004 was the net result of the unfavorable change in net interest income ($126 million) reflecting asset/liability management decisions, including issuing higher cost fixed-rate funding and repositioning of the Company for changes in the interest rate environment, a $102 million increase in the provision for credit losses primarily related to a $99 million release of the allowance for credit losses in the fourth quarter of 2004, and the $28 million unfavorable change in net securities gains (losses), offset by favorable variances in the MSR valuation ($81 million) and debt prepayment expense ($113 million). In addition, there was a favorable variance in income tax expense reflecting the tax impact of changes in pretax earnings and the generation of incremental tax credits from the increased tax-advantaged investments. Net income in the fourth quarter of 2005 was higher than net income in the third quarter of 2005 due to lower net interest income ($38 million), a $50 million unfavorable change in net securities gains (losses), and a $12 million unfavorable change in the provision for credit losses, offset by a favorable change in the MSR valuation ($46 million) and by a $63 million favorable change in income tax expense.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL REVIEW THE FINANCIAL RESULTS IN A PRE-RECORDED CALL ON TUESDAY, JANUARY 17, 2006. The call will be available by telephone or on the internet. The pre-recorded call will be available from approximately 7:00 a.m. (CST) on Tuesday, January 17th through Tuesday, January 24th at 11:00 p.m. (CST). To access the recorded call, please dial 800-839-5685. Participants calling from outside the United States, please call 402-220-2567. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $209 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,419 banking offices and 5,003 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.
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U.S. Bancorp Reports Fourth Quarter 2005 Results
January 17, 2006

Forward-Looking Statements
     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2005	2004	2005	2004

Interest Income
Loans	$2,276	$1,878	$8,381	$7,168
Loans held for sale	31	23	106	91
Investment securities	500	461	1,954	1,827
Other interest income	26	27	110	100

Total interest income	2,833	2,389	10,551	9,186
Interest Expense
Deposits	476	250	1,559	904
Short-term borrowings	230	80	690	263
Long-term debt	352	267	1,247	908

Total interest expense	1,058	597	3,496	2,075

Net interest income	1,775	1,792	7,055	7,111
Provision for credit losses	205	64	666	669

Net interest income after provision for credit losses	1,570	1,728	6,389	6,442
Noninterest Income
Credit and debit card revenue	197	184	713	649
Corporate payment products revenue	126	101	488	407
ATM processing services	61	43	229	175
Merchant processing services	194	181	770	675
Trust and investment management fees	258	241	1,009	981
Deposit service charges	238	212	928	807
Treasury management fees	104	110	437	467
Commercial products revenue	101	108	400	432
Mortgage banking revenue	109	96	432	397
Investment products fees and commissions	37	37	152	156
Securities gains (losses), net	(49)	(21)	(106)	(105)
Other	170	143	593	478

Total noninterest income	1,546	1,435	6,045	5,519
Noninterest Expense
Compensation	601	579	2,383	2,252
Employee benefits	101	98	431	389
Net occupancy and equipment	166	163	641	631
Professional services	47	45	166	149
Marketing and business development	64	49	235	194
Technology and communications	129	116	466	430
Postage, printing and supplies	65	65	255	248
Other intangibles	81	161	458	550
Debt prepayment	—	113	54	155
Other	210	190	774	787

Total noninterest expense	1,464	1,579	5,863	5,785

Income before income taxes	1,652	1,584	6,571	6,176
Applicable income taxes	509	528	2,082	2,009

Net income	$1,143	$1,056	$4,489	$4,167

Earnings per share	$.63	$.57	$2.45	$2.21
Diluted earnings per share	$.62	$.56	$2.42	$2.18
Dividends declared per share	$.33	$.30	$1.23	$1.02
Average common shares outstanding	1,816	1,865	1,831	1,887
Average diluted common shares outstanding	1,841	1,894	1,857	1,913

U.S. Bancorp
Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2005	2004

Assets
Cash and due from banks	$8,004	$6,336
Investment securities
Held-to-maturity	109	127
Available-for-sale	39,659	41,354
Loans held for sale	1,686	1,439
Loans
Commercial	42,942	40,173
Commercial real estate	28,463	27,585
Residential mortgages	20,730	15,367
Retail	45,671	43,190

Total loans	137,806	126,315
Less allowance for loan losses	(2,041)	(2,080)

Net loans	135,765	124,235
Premises and equipment	1,841	1,890
Customers’ liability on acceptances	61	95
Goodwill	7,005	6,241
Other intangible assets	2,874	2,387
Other assets	12,461	11,000

Total assets	$209,465	$195,104

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$32,214	$30,756
Interest-bearing	70,024	71,936
Time deposits greater than $100,000	22,471	18,049

Total deposits	124,709	120,741
Short-term borrowings	20,200	13,084
Long-term debt	37,069	34,739
Acceptances outstanding	61	95
Other liabilities	7,340	6,906

Total liabilities	189,379	175,565
Shareholders’ equity
Common stock	20	20
Capital surplus	5,907	5,902
Retained earnings	19,001	16,758
Less treasury stock	(4,413)	(3,125)
Other comprehensive income	(429)	(16)

Total shareholders’ equity	20,086	19,539

Total liabilities and shareholders’ equity	$209,465	$195,104